                              CERTIFICATE OF TRUST

                                       OF

                                WT MUTUAL FUND II

                            a Delaware Business Trust

           THIS Certificate of Trust of WT Mutual Fund II (the "Trust"), dated as of this 9th day of July 2001, is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann. tit. 12, Sections 3801-3819.

           1. NAME. The name of the business trust formed hereby is "WT Mutual Fund II."

           2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of shares of beneficial interest, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                  (a) REGISTERED OFFICE. The registered office of the Trust in Delaware is 1100 North Market Street, Wilmington, Delaware 19890.

                  (b) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is Robert J. Christian, 1100 North Market Street, Wilmington, Delaware 19890.

           The above registered agent for service of process, Robert J. Christian, is a trustee of the Trust, and his business address is the same address that is referenced above for the registered office and registered agent of the Trust.

           3. LIMITATION OF LIABILITY. Pursuant to Section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, established pursuant to the terms of the Agreement and Declaration of Trust of the Trust, shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

           IN WITNESS WHEREOF, the Trustee named below does hereby execute this Certificate of Trust as of the date first-above written.



                                          /s/ Robert J. Christian
                                          ------------------------------------
                                          Robert J. Christian